Exhibit 4.2
TRIO-TECH INTERNATIONAL
2007 DIRECTORS EQUITY INCENTIVE PLAN
     1. Purpose. This Trio-Tech International 2007 Directors Equity Incentive Plan (the “Plan”) is hereby established to grant to directors of Trio-Tech International (the “Company”) a favorable opportunity to acquire or receive Common Stock of the Company and to create an incentive for such persons to serve on the Board of Directors of the Company and to contribute to its long-term growth and profitability objectives. The Plan is established effective as of September 24, 2007. The Plan is designed to be exempt from Code Section 409A.
     As used in the Plan, the term “Code” shall mean the Internal Revenue Code of 1986, as amended. The term “Participant” shall mean a member of the Board of Directors of the Company who is not an officer or full-time salaried employee of the Company. Masculine terms used herein may be read as feminine, singular terms as plural and plural terms as singular, as necessary to give effect to the Plan.
     2. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee from time to time constituted (the “Committee”) to which administration of the Plan is delegated by the Board (in either case, the “Administrator”). The Administrator shall determine the meaning and application of the provisions of the Plan and all option agreements executed and restricted stock awards granted pursuant thereto, and its decisions shall be conclusive and binding upon all interested persons. Subject to the provisions of the Plan, the Administrator shall have the sole authority to grant options and award restricted shares of stock hereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine and modify the terms and conditions of each stock option or restricted stock grant entered into between the Company and any Participant, and to make all other determinations necessary or advisable in the implementation and administration of the Plan.
     To the extent necessary to permit any grants or awards made under the Plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the Committee authorized to grant and administer such grants or awards to Participants who are subject to Section 16 of said Securities Exchange Act shall consist solely of two or more “Non-Employee Directors” (as defined for purposes of Rule 16b-3 under said Act) and shall carry out its responsibilities in a manner consistent with said Rule 16b-3. Any member of the Committee shall not take part in the Committee’s consideration of matters involving grants or awards to such member.
     3. Eligibility; Status as Shareholder. All directors of the Company shall participate in the Plan. No person shall have any rights of a shareholder by virtue of a grant of an option except with respect to shares actually issued to that person upon the exercise thereof.

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     4. Stock Subject to Plan. There shall be reserved for issue upon the exercise of options granted, or restricted stock awarded, under the Plan 200,000 shares of Common Stock or the number of shares of Common Stock which, in accordance with the provisions of Section 9 hereof, shall be substituted therefor. Such shares may be authorized but unissued shares or treasury shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, unpurchased shares subject thereto shall again be available for the purposes of the Plan.
     5. Terms of Options. Each option granted under the Plan shall be evidenced by a stock option agreement between the person to whom such option is granted and the Company. Such stock option agreement shall provide that the option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Administrator may deem appropriate in each case:
          (a) Option Exercise Price. The exercise price to be paid for each share of Common Stock upon the exercise of an option shall be 100% of the fair market value of the shares on the date the option is granted. As used in this Plan, the term “date the option is granted” means the date when the corporate action necessary to create a legally binding option is completed and the number of shares, exercise price, class of underlying stock and identity of the option recipient are determinable. Fair market value of the shares shall be (i) the mean of the high and the low prices of shares of Common Stock sold on an established securities market on the date the option is granted (or, if there was no sale on such date, such mean for the next preceding trading day on which there was such a sale) or (ii) if the Common Stock is not readily tradable on an established securities market on the date the option is granted, then fair market value shall be determined by a reasonable application of a reasonable valuation method, in accordance with the regulations under Code Section 409A, taking into consideration all relevant factors or, if the Administrator so chooses from time to time, by applying any valuation method presumed reasonable under those regulations.
          (b) Grants. Each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the specific option. No option shall be granted under this Plan more than ten (10) years after the effective date of the Plan or any earlier termination date of the Plan.
          (c) Period of Option. Options granted hereunder shall have a term of five years from the date of grant.
          (d) Exercisability. Each option granted under the Plan shall be 100% vested and exercisable in full at any time and from time to time commencing as of the date of grant, unless otherwise provided in the stock option agreement.

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          (e) Payment for Stock. The option exercise price for Common Stock purchased under an option shall be paid in full at the time of purchase. The option agreement may provide that the exercise price may be payable, at the election of the holder of the option, in whole or in part either in cash or by delivery of Common Stock in transferable form, such Common Stock to be valued for such purpose at its fair market value (as determined under Section 5(a) above) as of the date on which the option is exercised (c) and that, in that case and prior to the acceptance of shares of Common Stock as provided in this Section 5(e), the Participant shall supply the Board with written representations and warranties, including without limitation a representation and warranty that the Participant has good and marketable title to such shares free and clear of liens and encumbrances. No share of Common Stock shall be issued until full payment therefor has been made, and until any tax withholding obligation arising under Section 11 below has been satisfied in a manner acceptable to the Company. No Participant shall have any rights as an owner of shares of Common Stock until the date of issuance to him of the stock certificate evidencing such Common Stock.
          (f) Nonqualified Options. All options granted under the Plan shall be non-qualified options, meaning they do not qualify as “incentive stock options” under Code Section 422.
     6. Stock Awards. With the approval of the Company’s Board of Directors or an appropriate Section 16b-3 Committee (as described in Section 2 above), a Participant may be granted one or more Common Stock awards under the Plan. Such awards shall be grants of shares of Common Stock on such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board of Directors or the Section 16b-3 Committee and set forth in a Restricted Stock Agreement with the Participant. The Participant will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to the Participant as a Common Stock award under this Section 6 upon the Participant becoming both the holder of record of such shares; provided, however, that the Committee may impose such restrictions on the vesting, assignment and transfer of a Common Stock award as it deems appropriate. In the event of a Participant’s termination of service on the Company’s Board of Directors, any unvested shares of Common Stock awarded under the Plan shall vest, continue to vest, be forfeited and become subject to repurchase as and to the extent provided in the applicable Restricted Stock Agreement.
     7. Nontransferability. Options granted pursuant to the Plan shall be nontransferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee’s lifetime only by him, and after his death, by his personal representative or by the person entitled thereto under his will or the laws of intestate succession. Shares of Common Stock awarded under Section 6 of the Plan shall be nontransferable the same as options, except as may be permitted by the Company’s Board of Directors in connection with certain events described in Sections 9(a) or (b) below.
     8. Termination of Service. Upon termination of the optionee’s service on the Board of Directors (“Termination of Service”), his rights to exercise options then held by him shall be terminated (and his outstanding unexercised options shall be forfeited and cancelled) as of an earlier date than the scheduled expiration date of such outstanding options, in accordance with the following provisions as applicable:

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          (a) Death or Disability. Upon the death or disability (as defined in Section 22(e)(3) of the Code) of any person holding options granted under this Plan, his options shall be exercisable, by the holder’s legal representative or by the person entitled thereto under his will or the laws of intestate succession, only if and to the extent they are exercisable on the date of his death or disability, and such options shall terminate twelve months after the date of his death or disability (i.e., on the anniversary date of his death or disability) or on the originally scheduled expiration date of such options, whichever date is earlier.
          (b) Termination for Cause. A Participant’s right to exercise stock options shall be rescinded effective as of the date of termination of his service as a director if the Participant has been found to be engaged directly or indirectly in any conduct or activity which is in competition with the Company or is otherwise adverse to or not in the best interest of the Company.
          (c) Termination of Service. In the case of a Participant who has served as a non-employee on the Company’s Board of Directors for less than five years, upon his Termination of Service for any reason other than as set forth in Section 7(a) or 7(b) hereof, his options shall be exercisable only if and to the extent they are exercisable on the date of his Termination of Service and such options shall terminate 30 days after the date of his Termination of Service unless the holder of the options dies prior thereto, in which event he shall be deemed to have died on the date of his Termination of Service; provided, however, in no event shall such options be exercised more than five years from the date they are granted. Nothing contained in the Plan or in any option granted pursuant to the Plan shall obligate the Company or its parent or subsidiary corporations to continue to engage any director in such or in any other capacity with the Company, nor confer upon any director any right to continue as a director of or in any other capacity with the Company or its parent or subsidiary corporations, if any, nor limit in any way such right as the Company or its parent or subsidiary corporations may have to amend, modify or terminate any person’s compensation, employment, directorship or consulting or advising agreement at any time.

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     9. Adjustment of Shares.
          (a) In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events, an appropriate adjustment shall be made in the number of shares reserved under the Plan, in the number of shares set forth in Section 4 hereof, and in the number of shares and the option price per share specified in any stock option agreement with respect to any unpurchased shares; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments but may make such adjustment as the Administrator deems appropriate. The Company shall give prompt notice to all optionees of any adjustment pursuant to this Section.
          (b) Section 9(a) above to the contrary notwithstanding, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation or in the event of the liquidation or dissolution of the Company, all options granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation, or dissolution unless the agreement with respect thereto provides for the assumption of such options by the continuing or surviving corporation. Any other provision of this Plan or the applicable stock option agreement to the contrary notwithstanding, all outstanding options granted hereunder shall be fully exercisable for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation, or dissolution unless such options are assumed by the continuing or surviving corporation. The Committee shall notify the holders of all outstanding options in advance of any such window period for exercising options.
     10. Securities Law Requirements. The Company may require prospective optionees, as a condition of either the grant or the exercise of an option, to represent and establish to the satisfaction of legal counsel to the Company that all shares of Common Stock acquired upon the exercise of such option will be acquired for investment and not for resale. The Company may refuse to permit the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or federal securities law.
     11. Tax Withholding. As a condition for issuing shares of Common Stock upon exercise of an option or the grant of a Common Stock award, the Company may require an optionee to pay to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to such option exercise or Common Stock award.
     12. Amendment. The Board of Directors may amend the Plan at any time, except that without shareholder approval:
          (a) The number of shares of Common Stock which may be reserved for issuance under the Plan shall not be increased except as provided in Section 9 hereof;

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          (b) The option price per share of Common Stock may not be fixed at less than the price specified in Section 5(a) hereof;
          (c) The maximum period during which the options may be exercised may not be extended;
          (d) The class of persons eligible to receive options or restricted stock awards under the Plan as set forth in Section 3 shall not be changed;
          (e) This Section 12 may not be amended in a manner that limits or reduces the amendments which require shareholder approval; and
          (f) The provisions of the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act (if applicable), or the rules thereunder.
     13. Termination. The Plan shall terminate automatically on September 24, 2017. The Board of Directors may terminate the Plan at any earlier time. The termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination, but no option shall be granted after such date.
     14. Effective Date. The Plan shall be effective upon its adoption by the Board of Directors of the Company. Options may be granted but not exercised prior to shareholder approval of the Plan. If any options are so granted and shareholder approval shall not have been obtained on or before September 24, 2008, such options shall terminate retroactively as of the date they were granted. Common Stock awards under Section 6 shall not be granted prior to shareholder approval of the Plan.

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     IN WITNESS WHEREOF, this Plan, having been first duly adopted by the Board of Directors, is hereby executed below by a duly authorized officer of the Company on this 3rd day of December, 2007, to take effect as of such date as provided herein.

TRIO-TECH INTERNATIONAL
/s/ A. Charles Wilson
Name:	A. Charles Wilson
Title:	Chairman of the Board

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